Fifth Street Asset Management Inc. Announces Changes to Its Board of Directors

Including the Retirement of Frank C. Meyer

GREENWICH, CT, August 19, 2015 – Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”) announced today that on August 18, 2015, Frank C. Meyer provided notice of his retirement from the Board of Directors and resigned effective as of such date. The Board of Directors appointed Mark J. Gordon to the Audit Committee and David J. Anderson to the Nominating and Corporate Governance Committee to fill the vacancies created by Mr. Meyer’s retirement. Additionally, Leonard M. Tannenbaum has been named Chairman of the Nominating and Corporate Governance Committee. At this time, the Board has determined to not fill the vacancy created by Mr. Meyer’s resignation and to decrease the size of the Board from seven members to six members.

“We would like to thank Frank for his invaluable guidance to Fifth Street over the years. The entire management team is very grateful to Frank for his service, both as a member of FSC’s Board of Directors from 2007 to 2014 and a member of FSAM’s Board of Directors since its IPO in 2014. While Frank will no longer directly be affiliated with FSAM, we look forward to his continued support, friendship and advice,” stated Leonard M. Tannenbaum, Chief Executive Officer.

About Fifth Street Asset Management Inc.

Fifth Street Asset Management Inc. (NASDAQ:FSAM) is a nationally recognized credit-focused asset manager. The firm has over $5 billion of assets under management across two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR), as well as multiple private investment vehicles. The Fifth Street platform provides innovative and customized financing solutions to small and mid-sized businesses across the capital structure through complementary investment vehicles and co-investment capabilities. With over a 17-year track record focused on disciplined credit investing across multiple economic cycles, Fifth Street is led by a seasoned management team that has issued billions of dollars in public equity, private capital and public debt securities. Fifth Street’s national origination strategy, proven track record and established platform are supported by approximately 100 professionals across locations in Greenwich, Chicago and Dallas. For more information, please visit fsam.fifthstreetfinance.com

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir-fsam@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com